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                                                                     EXHIBIT 5

                                 April 30, 1997

U.S. HomeCare Corporation
750 Main Street
Hartford, CT 06103

        Re: Registration Statement on Form S-2

Gentlemen and Ladies:

        We have examined the Registration Statement on Form S-2 filed by you with the Securities and Exchange Commission (the "Commission") on April 30, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 14,019,867 shares of your Common Stock (the "Shares"). The Shares include 3,203,136 shares of Common Stock ("Warrant Shares") issuable by the Company upon the exercise of outstanding warrants (the "Warrants"), 7,221,496 shares of Common Stock ("Preferred Shares") issuable upon conversion of the Company's $35.00 5% Convertible Preferred ("$35.00 Preferred"), 974,296 shares of Common Stock ("Dividend Shares") issued as of April 30, 1997, 1,730,000 shares of Common Stock ("Option Shares") issuable by the Company to certain Selling Shareholders upon the exercise of outstanding options (the "Options") and 890,939 additional shares of Common Stock ("Issued Shares"). The Warrant Shares, the Preferred Shares, the Dividend Shares, the Option Shares and the Issued Shares are being offered by certain stockholders of the Company. As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the transactions described in the Registration Statement.

        We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as copies thereof.

        Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares, the Preferred Shares and the Option Shares, when issued in accordance with the terms of the Warrants, the $35.00 Preferred and the Options, and the Dividend Shares and the Issued Shares in each case when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.
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        We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit hereto.

                                    Very truly yours,



                                    /S/ BROBECK, PHLEGER & HARRISON LLP
                                    BROBECK, PHLEGER & HARRISON LLP